                                                                 Exhibit (d)(9)

                                  March 9, 2001


Katherine W. Swoyer
A. Frederick Thompson
Susan W. Thompson
Thomas M. Swoyer, Jr.
Wayne F. Hosking, Jr.
Melissa T. Kalucki
Jennifer T. Hosking
Ansel Thompson
Patrick Swoyer
c/o Roy F. Weston, Inc.
1400 Weston Way
West Chester, PA 19380-1499

       Re: Roy F. Weston, Inc. Merger Agreement: Provision of Essential Terms Agreements with Certain Signatories to Stock Pooling Agreement

Ladies and Gentlemen:

       This will confirm that, in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger (the "Merger Agreement") dated as of March 9, 2001 by and among ACAS Acquisitions (Weston), Inc. ("Holding Company"), Weston Acquisition Corporation and Roy F. Weston, Inc. ("Company"), and at the effective time of the merger contemplated by the Merger Agreement or as soon thereafter as is practicable, Holding Company shall cause the Surviving Corporation (as defined in the Merger Agreement) to execute each of the agreements attached to this letter agreement (the "Essential Terms Agreements") and to deliver each Essential Terms Agreement so executed to the respective party named in each such agreement.

       By signing this letter you acknowledge that, if Holding Company provides the Essential Terms Agreements in accordance with the above paragraph, the business combination proposal described in the Merger Agreement, if and when effected, will include the Essential Terms (as defined in your Voting Instructions dated October 23, 2000, as amended on March 9, 2001, that were delivered to the Company). Holding Company shall have no obligations under this letter agreement unless and until consummation of the transactions contemplated by the Merger Agreement. This letter agreement may be executed in counterpart copies. To the extent that you hold non-publicly traded Common Stock in the Company in more than one capacity (e.g., individually, as trustee, as a partner in a partnership or as custodian), execution of this letter by you shall be deemed to be execution in all capacities in which you hold such Common Stock.

                                        Very truly yours,


                                        ACAS ACQUISITIONS (WESTON), Inc.



                                        By:  /s/ David Ehrenfest Steinglass
                                             _______________________________
                                             Name:
                                             Title:




ACKNOWLEDGED AND
AGREED TO THIS 9th
DAY OF MARCH, 2001

/s/ Katherine W. Swoyer            /s/ A. Frederick Thompson
________________________           __________________________
Katherine W. Swoyer                A. Frederick Thompson


/s/ Susan W. Thompson              /s/ Thomas M. Swoyer, Jr.
________________________           __________________________
Susan W. Thompson                  Thomas M. Swoyer, Jr.


/s/ Wayne F. Hosking, Jr.          /s/ Melissa T. Kalucki
________________________           __________________________
Wayne F. Hosking, Jr.              Melissa T. Kalucki



/s/ Jennifer T. Hosking            /s/ Ansel Thompson
________________________           __________________________
Jennifer T. Hosking                Ansel Thompson


/s/ Patrick Swoyer
________________________
Patrick Swoyer

                      CONSULTING AND NON-COMPETE AGREEMENT

THIS AGREEMENT is made and entered into as of the____ day of ___________, by and between Roy F. Weston, Inc. ("Weston" or "Company" ), a Pennsylvania corporation having its principal offices at 1400 Weston Way, West Chester, Pennsylvania 19380 and ____________ "Consultant"), whose address is _________________.

WHEREAS, Consultant previously served as ___________ and a Director of Weston, and possesses knowledge concerning Weston that would be helpful to Weston in the future;

NOW THEREFORE, in consideration of the premises and the mutual promises contained herein, and other good and valuable consideration, the parties agree as follows:

1. CONSULTING SERVICES. Consultant shall, at reasonable times and places, be available to provide consulting services to Weston, upon the specific written request of the Chief Executive Officer of Weston.

2. TIME COMMITMENT. In rendering the services set forth in this Agreement, Consultant shall be required to commit no more than 15 hours per month.

3. TERM. The term of this Agreement shall be for the period commencing __________, and ending on the date which is three years thereafter.

4. NON-COMPETITION. Consultant shall not, without Company's prior written approval, either directly or indirectly, for Consultant's own account or for the account of any other person or entity, during the term of this agreement and for one year thereafter directly or indirectly compete with Company, or assist any other person or entity to compete with Company, at any location within the continental United States.

Consultant agrees that the above restrictions on competition, including the geographic scope and time period of the restriction, are reasonably necessary to protect the Company, and are fair and reasonable in light of the consideration paid by Company under this Agreement. Upon entry of an Order by a court of competent jurisdiction finding Consultant has committed a breach of Consultant's obligations under this paragraph 4, in addition to Company's right to obtain appropriate injunctive relief, Company's obligation to pay any amount to Consultant under paragraph 5 of this Agreement shall terminate immediately. In the event such finding is reversed or overruled as a result of further legal proceedings, Company shall, within ten days thereafter, pay all past due amounts to Consultant, plus interest at the rate of 6%. The Court shall have discretion to award reasonable legal fees and expenses to the prevailing party in any legal proceedings brought with respect to this paragraph.

5. PAYMENT BY WESTON. In consideration of Consultant's agreements and undertakings set forth in this Agreement, Weston shall pay Consultant a total of $360,000. Weston shall pay this amount in [quarterly $30,000 installments on the first day of _________, _______, ________
and ______, 200_, and on the next succeeding two anniversaries of each such date, until the final installment shall have been paid on the first day of _________, 200_. OPEN, PENDING REVIEW OF AUGUST DISCUSSIONS BETWEEN AGREENBERG & SDAVIS] In the event any payment under this Section 5 is past due, Company shall promptly pay any past due amount to Consultant plus interest thereon from the due date to the date of payment, calculated at an annual rate of 6%. In the event of the death of Consultant prior to the end of the term of this Agreement, the balance of the amounts payable hereunder will be paid to Consultant's estate.

6. OWNERSHIP OF WORK PRODUCT. All information, including, but not limited to, all designs, processes, manuals, reports, computer data and related information, first produced by Consultant for Weston in performing services hereunder shall be the sole property of Weston. All such information shall be considered proprietary information and shall be retained and used solely in accordance with the provisions of this Agreement. To the extent any such information comprises work susceptible to protection under applicable copyright laws, Consultant agrees that such work shall be deemed "work made for hire" hereunder. In the event that such work is determined not to be "work made for hire", this Agreement shall operate as an irrevocable assignment by Consultant to Weston of the copyright in the work, including all right, title and interest therein, in perpetuity.

7. INVENTIONS AND PATENTS. All inventions, improvements and discoveries, whether patentable or not, first conceived, developed or reduced to practice by Consultant, either alone or with others, in the course of the performance of the services hereunder, or as a consequence of Consultant's receipt of information hereunder, shall be the sole property of Weston. All such inventions, improvements and discoveries shall be promptly disclosed to Weston in writing. At Weston's request and expense, Consultant agrees to (i) assist Weston in making application for patents on such inventions, improvement and discoveries in the United States and any foreign countries (ii) assign all such applications to Weston or its designee without further charges, (iii) assist Weston in the prosecution of any patent applications and the enforcement of any resulting patents and (iv) execute any and all documents necessary for the accomplishment of the foregoing.

8. PROPRIETARY INFORMATION. All information received by Consultant in the course of performing services hereunder, other than information publicly available or publicly disclosed shall be deemed "Proprietary Information." Consultant shall receive and retain all Proprietary Information in confidence and shall not disclose such information to any person without the express written authorization of Weston. Consultant shall use Proprietary Information solely for the purpose of performing Consultant's obligations hereunder and for no other purpose. Upon termination of this Agreement, Consultant shall promptly return all Proprietary Information to Weston, and will, if requested by Weston, execute a certificate warranting that all Proprietary Information has been returned to Weston in accordance with this Agreement. Consultant shall cause all persons requiring access to the Proprietary Information in the course of Consultant's performance hereunder, to agree to the confidentiality requirements of this paragraph 8.

9. RELATIONSHIP WITH WESTON. Consultant may not represent that Consultant is associated with Weston for any marketing, commercial or promotional purposes without the prior written permission of Weston.

10. REPRESENTATION CONCERNING CONFLICTS. Consultant hereby warrants and represents that to the best of Consultant's knowledge and belief there are no relevant facts or circumstances which could give rise to an actual or potential conflict of interest under this Agreement, and that Consultant has disclosed to Weston all information having any relevance to an actual or potential conflict of interest.

11. DISCLOSURE. Consultant agrees that if an actual or potential conflict of interest is discovered after execution of this Agreement, Consultant will make full disclosure to Weston in writing. This disclosure shall include a description of actions which Consultant has taken or proposes to take to avoid, mitigate or neutralize the actual or potential conflict, and all actions taken for such purposes shall be in consultation with Weston.

12. COMMUNICATIONS WITH GOVERNMENTAL OFFICIALS. In performing services under this Agreement, Consultant shall not communicate with any officer, representative, employee, elected official or agency of the government of any country or any subdivision thereof on behalf of Weston without having first obtained Weston's written consent thereto.

13. GOVERNMENT EMPLOYMENT. If Consultant is a former United States government employee, Consultant agrees to furnish Weston all relevant information regarding any potential conflict of interest.

14. RECORDS. Consultant shall retain all records related to this Agreement in legible form for a period of three (3) years from date of final payment hereunder. Consultant authorizes Weston to inspect and audit these records during business hours upon prior notice to Consultant.

15. TAXES. Consultant shall have sole responsibility for payment of all Federal, state (unless Consultant provides Weston with a Non-taxable Transaction Certificate), local and other sales, use, income and all employment and other taxes applicable to the fees paid to Consultant hereunder. Consultant agrees to indemnify and hold Weston harmless from and against any and all claims and liability relating to such taxes.

16. INDEPENDENT CONTRACTOR. For all purposes in performing its services, Consultant shall be deemed to be an independent contractor and as such, shall not be entitled to any benefits applicable to the employees of Weston. Consultant shall in no manner be deemed to be an agent or representative of Weston. Consultant shall have no authority to bind or speak for Weston except as Weston may grant specific written authority to Consultant to do so from time to time.

17. ASSIGNMENT. This Agreement may not be assigned by Consultant, either in whole or in part, without the prior written consent of Weston. Any attempted assignment shall be null and void and without force and effect.

18. SEVERABILITY. Any provision or part of this Agreement held to be void or unenforceable under any law or by any court shall be deemed stricken, and all remaining provisions shall continue to be valid and binding upon the parties. The parties may reform or replace such stricken provision or part thereof with a valid and enforceable provision which expresses the intent of the stricken provision.

19. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, exclusive of the choice of law rules thereof, as if wholly to be performed therein.

20. ENTIRE AGREEMENT. This Agreement constitutes the sole and exclusive agreement of the parties hereto concerning the subject of this Agreement and supersedes any prior understandings or written or oral agreements on said subject between the parties. This Agreement does not supersede, amend or replace the provisions of any of the following agreements: {LIST RELEVANT AGREEMENTS HERE}. This Agreement does not supersede, amend or replace any obligation of Weston to Consultant now existing or hereafter arising under any retirement plan or deferred compensation plan. This Agreement may be amended only by a writing signed by the Authorized Representative of each party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

                                      ROY F. WESTON, INC.

                                      BY:
----------------------                   ------------------------------
CONSULTANT

                                      NAME:
                                           ----------------------------
DATE:

                                     TITLE:
                                           ----------------------------


                                      DATE:

                              EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT is dated as of          , 2000 (the "Effective
Date") between Roy F. Weston, Inc., a Pennsylvania corporation ("Company"), and Wayne F. Hosking ("Hosking").

        WHEREAS, Hosking is presently employed by Company as its Government Affairs Director; and

        WHEREAS, the parties desire to set forth in this Agreement the terms and conditions of Hosking's employment by the Company as its Government Affairs Director;

        THEREFORE, in consideration of the mutual obligations contained in this Agreement and the mutual benefits to be derived from those obligations, and intending to be legally bound by this Agreement, Hosking and the Company agree as follows:

SECTION 1.  CAPACITY AND DUTIES

        1.1. EMPLOYMENT; ACCEPTANCE OF EMPLOYMENT. Company hereby employs Hosking and Hosking hereby accepts employment by the Company, as Government Affairs Director upon the terms and conditions set forth below in this Agreement.

        1.2. CAPACITY AND DUTIES.

                (a) Hosking shall be employed by Company as its Government Affairs Director, subject to the supervision of the Chief Operating Officer (the "COO") or the designee(s) of the COO, and shall perform such duties and shall have such authority as may from time to time be specified by the COO or the designees(s) of the COO. Hosking shall report directly to the Company's COO or the designees(s) of the COO and shall perform his duties for Company principally from Company's office located in Washington, DC, except for periodic travel that may be necessary or appropriate in connection with the performance of Hosking's duties under this Agreement.

                (b) Hosking shall be a full-time employee of the Company and shall devote his best efforts to the performance of his duties under this Agreement in a manner which will faithfully and diligently further the business and interests of the Company and its affiliates (as defined below), and shall not be employed by or participate or engage in or be a part of the management or operation of any business enterprise other than the Company and its affiliates, which materially conflicts with the performance of his duties to Company. For purposes of this Agreement, "affiliate" means any entity in which at least 50% of the voting power is controlled by the Company. Nothing in this paragraph shall preclude Hosking from serving as the Company's appointed member of the board of directors of companies in which the Company has an interest.

SECTION 2.  TERM OF EMPLOYMENT

        2.1. TERM. Hosking's employment under this Agreement shall continue at will until terminated in accordance with the provisions of this Agreement.

SECTION 3.  COMPENSATION

        3.1. BASIC COMPENSATION. As compensation for Hosking's services under this Agreement, Company shall pay to Hosking a salary at the annual rate of $106,000 (the "Base Salary"), payable in periodic installments in accordance with the Company's regular payroll practices in effect from time to time. The Base Salary shall be reviewed from time to in accordance with standard Company practices.

        3.2. INCENTIVE COMPENSATION.

                (a) ANNUAL INCENTIVE PAY/BONUS. In addition to the Base Salary provided for in Section 3.1, Hosking will participate in the Company's Pay for Performance Incentive Compensation Program ("PFP") with a PFP guideline incentive that would provide quarterly incentive payments to Hosking that, on an annual basis, total 12.5% of Hosking's Base Salary, if the Company and Hosking meet their PFP performance targets in accordance with the terms of the PFP Program. Hosking understands that the Company's PFP program may be reviewed and revised and Hosking shall only be entitled to participate in the current PFP program if, and to the extent that, the program is maintained by the Company for its management personnel generally. While the PFP program is maintained by the Company, Hosking's performance rating under that program shall be determined by the COO or the designee(s) of the COO. If the PFP program is not maintained by the Company, Hosking will be entitled to participate in any revised incentive program for persons of comparable rank and responsibility as Hosking, under the terms of that revised program.

                (b) RETENTION BONUS. Company will pay Hosking a $75,000 retention bonus. This retention bonus will be paid to Hosking in three annual installments of $25,000 each, on the Effective Date, and on each of the two succeeding anniversaries of the Effective Date. In the event any installment payment under this Section 3.2(b) is past due, Company shall promptly pay such past due amount to Hosking plus interest thereon from the due date of such late installment payment to the date of payment of such installment payment, calculated at an annual rate of 6%.

        3.3. BENEFITS. In addition to the compensation provided for in Section
3.1 hereof, Hosking shall be entitled during the term of his employment under this Agreement to participate in all benefit plans maintained by the Company and available to Company employees of comparable rank and responsibility as Hosking; provided, however, that, if Hosking receives any severance benefits under
Section 4 below, Hosking shall not be eligible for any severance or termination benefits under any Company plans, policies or procedures providing for such benefits, including but not limited to the Roy F. Weston, Inc. Employee Severance Plan and any predecessor or successor severance plan.

        3.4. VACATION. Hosking shall be entitled to paid vacation in accordance with the Company's vacation policy for employees of comparable rank and years of service.

        3.5. EXPENSE REIMBURSEMENT. Company shall reimburse Hosking for all reasonable expenses incurred by him in connection with the performance of his duties under this Agreement, in accordance with Company's regular reimbursement policies and upon receipt of itemized vouchers for such expenses and such other supporting information as Company may reasonably require.

        3.6. AUTOMOBILE. During his employment by Company, Company shall pay Hosking an automobile allowance and shall also reimburse Hosking for his gasoline and insurance costs for his automobile, all in accordance with the Company's automobile allowance policies, which are subject to change from time to time. Hosking shall, in accordance with the Company's policies, notify Company as to the business and personal use of his automobile, so that Company may withhold taxes, as appropriate in connection with the automobile allowance and reimbursements.

SECTION 4.  TERMINATION OF EMPLOYMENT

        4.1. DEFINITIONS.

                (a) FOR CAUSE. As used in this Agreement "For Cause" shall mean that Hosking committed or engaged in an intentional act of (i) fraud, embezzlement, dishonesty or theft in connection with his duties under this Agreement or in the course of his employment with Company, (ii) wrongful damage to Company's property, (iii) wrongful disclosure of Company's secret processes or confidential information, (iv) a material breach of Hosking's obligations under this Agreement, that materially impairs Hosking's performance of his obligations under this Agreement, (v) criminal misconduct, including illegal drug use, that materially impairs Hosking's performance of his obligations under this Agreement, (vi) a material breach of the Company's written rules or policies that materially impairs Hosking's performance of his obligations under this Agreement, or (vii) any kind, whether or not specifically referenced in the foregoing clauses (i)-(vi), which is materially harmful to Company. No act, or failure to act, shall be deemed "intentional" if it was due primarily to an error in judgment or to negligence, but shall be deemed "intentional" only if done, or omitted to be done, by Hosking not in good faith and without reasonable belief that his act or omission was in Company's best interest.

                (b) GOOD REASON RESIGNATION. As used in this Agreement, Hosking shall be deemed to have resigned his employment by Company for "Good Reason" if Hosking elects in good faith, to discontinue his employment with Company because
(A) his responsibilities, duties or authority have changed materially from their level on the effective date of this Agreement, which change substantially reduces the rank or level, responsibility or scope of Hosking's position with Company (or its successor in the case of a merger, consolidation, acquisition or transfer of substantially all of its business assets) below that which he has on the effective date of this Agreement as Company's Government Affairs Director or
(B) his salary (as adjusted from
the effective date of this Agreement) has been decreased; or (C) the Company has changed the principal location for the performance of Hosking's duties to a place that is more than 10 miles from the United States Capitol.

If Hosking elects to end his employment by Company for a reason which Hosking believes is a Good Reason as defined by this Section 4.1(b), he shall provide the Company with written notice of such resignation and shall state in that notice the specific matter or matters which he asserts constitute the Good Reason for his resignation. Notwithstanding anything else in this Agreement, Hosking shall not be deemed to have resigned his employment by Company for "Good Reason" unless he delivers such written notice to Company within sixty (60) days from the date on which he first learns of the specific matter or matters which he asserts constitute Good Reason for his resignation.

                (c) DISABILITY. As used in this Agreement, "Disability" or "Disabled" shall mean a physical or mental disability which is either (i) a total and permanent disability as defined in the principal disability benefit plan offered by the Company to its employees of comparable rank and responsibility as Hosking and in effect at the time Hosking becomes disabled (whether or not Hosking has elected to purchase such disability insurance), or
(ii) determined to be a total and permanent disability by a physician who is selected by the Company and is acceptable to Hosking or his legal representative (which acceptance shall not be unreasonably withheld).

                (d) As used in this Agreement, "First Anniversary Date" shall mean the date that is one year after the Effective Date; and "Third Anniversary Date" shall mean the date that is three years after the Effective Date.

        4.2. TIME AND MANNER OF TERMINATION OR RESIGNATION. Hosking's employment by Company shall be at will. Hosking's employment shall cease immediately upon Hosking's death or Disability, or upon written notice to Hosking that the Company is terminating Hosking's employment For Cause. Otherwise, Hosking's employment shall cease on the date selected by the party initiating termination or resignation, which date shall be specified in a written notice to the other party, and which (i) in the event of termination of Hosking by the Company for any reason other than For Cause, shall be thirty (30) days after delivery of such notice, and (ii) in the event of resignation by Hosking, shall be thirty
(30) days after delivery of such notice unless a longer or shorter period is approved in writing by both the Company and Hosking. The date on which Hosking's employment by Company ceases is referred to in this Agreement as the "Employment Ending Date".

As of the Employment Ending Date, if Hosking is a member of the Company's Board or of the Board of Directors of any affiliate, or if Hosking is an officer of Company or of any affiliate, he shall provide the Company with his written resignation from each such Board and from each such position as an officer.

        4.3. BENEFITS PAYABLE.

                (a) SEVERANCE AMOUNT. If, on or before the First Anniversary Date, either (1)

Company terminates Hosking's employment for any reason other than For Cause, death or Disability or (2) Hosking resigns his employment by Company for Good Reason, Hosking shall be paid his monthly salary on the Employment Ending Date for the period from the Employment Ending Date until the Third Anniversary Date. If, at any time after First Anniversary Date but on or before the Third Anniversary Date, either (1) Company terminates Hosking's employment for any reason other than For Cause, death or Disability or (2) Hosking resigns his employment by Company for Good Reason, Hosking shall be paid his monthly salary on the Employment Ending Date for 24 months. For purposes of this Section 4.3(a), Hosking's "monthly salary" shall be one-twelfth of the sum of (A) Hosking's highest annual base salary rate during his employment by the Company, plus (B) all other amounts, including incentive payments (but not including any retention bonus payments made to Hosking under Section 3.2(b) above), that would be deemed compensation for purposes of IRS form W-2 and that were paid to Hosking during the twelve full calendar months preceding the calendar month in which the Employment Ending Date occurs. The Company shall make any payments due to Hosking under this Section 4.3(a), beginning with the first calendar month after the Employment Ending Date, in accordance with the Company's regular salary payment policies for employees. The time period during which the severance amount under this Section 4.3(a) is payable to Hosking is referred to below as the "Severance Period".

                (b) ADDITIONAL SEVERANCE BENEFITS. If severance payments are payable to Hosking under Section 4.3(a) above, the following additional severance benefits shall be provided to Hosking by Company:

                        (i) Company shall pay Hosking the amount earned under its PFP program (or any applicable replacement incentive program in effect at the time of the Employment Ending Date) for the portion of the calendar quarter to and including the Employment Ending Date. Company shall make such payment on or about the date Company makes such payments to other participating employees;

                        (ii) Company shall pay Hosking on the Employment Ending Date any balance of the retention bonus described in paragraph 3.2(b) above that has not been paid as of the Employment Ending Date;

                        (iii) Company shall provide medical, dental and prescription plan benefits for Hosking, on the same cost-sharing and other basis as is then in effect for active employees, during the Severance Period or until Hosking elects that such coverages sooner cease. After such coverages cease in accordance with the previous sentence, Hosking may elect continuation coverage completely at his own expense as provided by law;

                        (iv) Company shall provide Hosking with outplacement services of the type typically provided by the Company at Company's expense on the Employment Ending Date;

                        (v) Company shall pay Hosking his automobile allowance and reimbursement, at the level in effect on the Employment Ending Date, for 12 months immediately following the Employment Ending Date; and

                        (vi) If, within the Severance Period, Hosking relocates to a location that is more than 100 miles from his principal residence on the Employment Ending Date, Company shall pay Hosking an amount equal to the aggregate costs reasonably incurred by Hosking in connection with Hosking's relocation (including all moving and transportation costs associated with such relocation and the closing costs incurred by Hosking in connection with both the sale of Hosking's principal residence in the District of Columbia on the Employment Ending Date and the purchase of Hosking's subsequent principal residence to which he relocates); provided, however, that in no event shall the amount paid to Hosking under this Section 4.3(b)(vi) exceed $25,000.

                (c) WHEN BENEFITS/PAYMENTS NOT PAYABLE. With the exception of the retention bonus described in Section 4.3(b)(ii) above, none of the severance benefits or payments otherwise described in this Section 4.3 shall be payable to Hosking if (i) Hosking's employment with Company is terminated For Cause or as a result of Hosking's death or Disability or (ii) Hosking voluntarily ends his employment with Company other than by resigning for Good Reason. The compensation and benefits which the Company is required to pay Hosking pursuant to this Section 4.3 are the only payments, compensation or benefits to which the Hosking is entitled upon a termination or resignation of employment.

                (d) RELEASE. As a condition to receipt of the severance benefits described in Sections 4.3(b) (i) (iii) and (iv) above, Hosking shall deliver an effective, executed release to Company in the form attached to this Agreement as Exhibit "A" on or before the Employment Ending Date.

                (e) COOPERATION. As a condition to receipt of the severance benefits described in Sections 4.3(b)(i) (iii) and (iv) above, Hosking shall provide Company with such information pertaining to his employment with Company as he may have and shall assist Company to transfer his duties to such successor or successors as Company may designate. Company shall reimburse Hosking for all reasonable out of pocket expenses he incurs in fulfilling his obligation under the preceding sentence.

                (f) ACCELERATION ELECTION. Company may, at its sole option and in its sole discretion, at any time or from time to time, accelerate the time and manner of making any one or more payments required under this Section 4.3. The benefits provided to Hosking under this Section 4.3 shall be fully "grossed up" to take into account any additional federal, state and local income tax and any applicable federal and state payroll taxes that Hosking will be required to pay as a result of the payment of such benefits being accelerated. The amount of the "gross-up" payments shall be determined based on the highest marginal income tax rates applicable to Hosking during the year in question (including the effects of any sur-tax). The "gross-up" calculation shall be made in a manner that results in Hosking receiving, after all applicable income and payroll taxes have been paid, the gross amount of the benefit in question less any taxes Hosking would have paid absent the acceleration.

                (g) TAXES. Company shall withhold from payments to Hosking and remit to the appropriate government agencies such payroll taxes and income withholding as Company determines is or may be necessary under applicable law with respect to amounts paid to Hosking under this Section 4.3.

                (h) ESTATE TO RECEIVE SEVERANCE BENEFITS/PAYMENTS. In the event that Hosking becomes entitled to receive any severance benefits or payments under Sections 4.3(a) or (b) above, and Hosking dies before all such benefits or payments are made by Company, the unpaid balance of such benefits or payments shall be paid to Hosking's estate.

SECTION 5.  RESTRICTIVE COVENANTS

        5.1. CONFIDENTIALITY. Hosking acknowledges a duty of confidentiality owed to Company and shall not, at any time during or after his employment by Company, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Company's Chief Operating Officer, any trade secret, private or confidential information or knowledge of Company or any of its affiliates obtained or acquired by him while so employed. All computer software, address books, rolodexes, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, books, records, and files and know-how acquired while an employee of Company, are acknowledged to be the property of Company and shall not be duplicated, removed from Company's possession or made use of other than in pursuit of Company's business. Upon the Employment Ending Date, Hosking shall deliver to Company, without further demand, all copies thereof which are then in his possession or under his control.

        5.2. INVENTIONS AND IMPROVEMENTS. During the term of his employment, Hosking shall promptly communicate to Company all ideas, discoveries and inventions which are or may be useful to Company or its business. Hosking acknowledges that all ideas, discoveries, inventions, and improvements which are made, conceived, or reduced to practice by him and every item of knowledge relating to Company's business interests (including potential business interests) gained by him during his employment hereunder are the property of Company, and Hosking hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to Company for its sole use and benefit, without additional compensation. The provisions of this Section shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by him alone or with others; whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to Company's business interests (including potential business interests), and whether or not within the specific realm of his duties. Hosking shall, upon request of Company, but at no expense to Hosking, at any time during or after his employment with Company, sign all instruments and documents requested by Company and otherwise cooperate with Company to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon in any and all countries.

        5.3. NONCOMPETITION; NONSOLICITATION. If, within three years after the Effective Date, Hosking's employment by Company is terminated for any reason, whether by Hosking or by Company, Hosking shall not, without Company's prior written approval, either directly or indirectly, for his own account or for the account of another person or entity, during the six months after the Employment Ending Date:

                (a) acquire or hold more than a 5% ownership interest in any of Company's or an affiliate's competitors in the hazardous waste cleanup business;

                (b) compete with Company or any affiliate in the hazardous waste cleanup business by soliciting any business from any person or entity that was at any time during the six months immediately preceding the Employment Ending Date a client or potential client of Company or any affiliate in the area of hazardous waste cleanup, as to which client or potential client Company or an affiliate had rendered a significant volume of service or had a significant amount of direct business contact for the purpose of soliciting future business; or

                (c) render services within the continental United States, directly or indirectly, to any of Company's or an affiliate's competitors in the hazardous waste cleanup business, if such services are similar in nature (in whole or in part) to services Hosking rendered to Company or any affiliate at any time during the six months immediately preceding the Employment Ending Date.

                (d) solicit or otherwise induce any employee of Company or an affiliate to leave the employment of Company or the affiliate, or induce any such employee to become an employee of, or otherwise become associated with, any company or business other than Company or the affiliate. This paragraph shall apply to inducement, hiring or solicitation of any employee of Company or an affiliate, regardless of position.

Upon the breach by Hosking of his obligations under this Section 5.3, in addition to Company's right to seek injunctive relief as set forth in Section
5.4 of this Agreement, Company's obligation to make severance payments or provide severance benefits to Hosking under Section 4 of this Agreement shall terminate immediately and Hosking shall, within 10 days after written demand by Company, repay to Company all severance payments previously made to Hosking as well as an amount equal to the cost of severance benefits previously provided to Hosking.

        5.4. INJUNCTIVE AND OTHER RELIEF.

                (a) Hosking acknowledges and agrees that his obligations contained in this Section 5 (including but not limited to the geographic scope and time period of the limitations on competition in Section 5.3) are fair and reasonable in light of the consideration paid under this Agreement, and are reasonably necessary to protect the Company; and that damages alone shall not be an adequate remedy for any breach by Hosking of those obligations. Accordingly, Hosking expressly agrees that, in addition to any other remedies that Company may have, Company shall be entitled to seek injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any of those obligations by Hosking. Nothing contained in this

Agreement shall prevent or delay Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Hosking of any of his obligations under this Agreement.

        (b) Notwithstanding the equitable relief available to Company, Hosking, in the event of a breach of his obligations contained in Section 5 of this Agreement, understands and agrees that the uncertainties and delay inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to Company until and unless Company can obtain appropriate equitable relief. Therefore, in addition to such equitable relief, Company shall be entitled to seek monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all moneys received by Hosking as a result of said breach, and all costs and reasonable attorneys' fees incurred by Company in enforcing this Agreement. If Hosking should use or reveal to any other person or entity any confidential information in violation of this Agreement, this will be considered a continuing violation on a daily basis for so long a period of time as such confidential information is made use of by Hosking or any such other person or entity.

SECTION 6.  MISCELLANEOUS

        6.1. PRIOR EMPLOYMENT. Hosking represents and warrants that he is not a party to any other employment, non-competition or other agreement or restriction which could interfere with his employment with Company or with his or Company's rights and obligations under this Agreement, and the Company represents and warrants that it has no knowledge of any such agreement to which Hosking is a party. Hosking further represents and warrants that his acceptance of employment with Company and the performance of his duties under this Agreement will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person.

        6.2. SEVERABILITY. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts of this Agreement, except that in the event that (a) Hosking seeks to have the Release described in Section 4.3(d) above held invalid or unenforceable and (b) that Release is held invalid or unenforceable and (c) Hosking is permitted to maintain against Company any claim that was purported to be released under that Release, then Company's obligation to provide severance payments and benefits under Section 4.3 of this Agreement (except for benefits payable under Section 4.3(b)(ii) above) shall be deemed null and void and Hosking shall repay to Company any of those severance payments and benefits (except for any benefits paid to Hosking under Section 4.3(b)(ii)) already paid by Company. In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, Hosking and Company shall negotiate in good faith to provide Company and Hosking with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

        6.3. ASSIGNMENT. This Agreement shall not be assignable by Hosking, and shall be assignable by Company only to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Company in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

        6.4. NOTICES. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service, or by registered or certified mail, postage prepaid, return receipt requested, (confirmed by U.S. mail), addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefore, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

        If to Company:
               1400 Weston Way
               West Chester, PA 19380
               Attention:  Chief Executive Officer

        With a copy to:

               F. Douglas Raymond, Esq.
               Drinker Biddle & Reath LLP
               One Logan Square
               18th and Cherry Streets
               Philadelphia, PA 19103

        If to Hosking:
               Wayne F. Hosking
               9418 Wareham Ct.
               Vienna, VA  22180

        6.5. ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes the entire agreement between the Company and the Hosking with respect to the matters contemplated herein and, unless otherwise stated in this Agreement, supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and signed by the party against whom enforcement is sought. The failure by any party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall a party's waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

        6.6. GOVERNING LAW. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

        6.7. HEADINGS; COUNTERPARTS. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

        6.8. FURTHER ASSURANCES. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

        6.9. NON-ALIENATION. None of the rights or payments contemplated under this Agreement may be sold, given away, assigned, transferred, pledged, mortgaged, alienated, hypothecated or in any way encumbered or disposed of by Hosking, or any executor, administrator, heir, legatee, distributee, relative or any other person or entity, whether or not in being, claiming under Hosking by virtue of this Agreement, and none of the rights or benefits contemplated by this Agreement shall be subject to execution, attachment or similar process. Any sale, gift, assignment, transfer, pledge, mortgage, alienation, hypothecation or encumbrance, or other disposition of this Agreement or of such rights or benefits contrary to the foregoing provisions, or the levy or any attachment or similar process thereon, shall be null and void and without effect.

        6.10. CONSULTATION WITH COUNSEL. Hosking acknowledges that he has had the opportunity to consult separately with counsel of his choice concerning this Agreement and the meaning of the terms of this Agreement; that he has been advised by Company to do so; and that he has entered into this Agreement knowingly and of his own free will and volition.

        6.11. RIGHT TO USE LIKENESS. Hosking hereby grants to Company the absolute right and permission to copyright and use, re-use and/or publish for lawful business purposes, any photographic portraits or pictures of Hosking (and printed matter in conjunction therewith) in which Hosking may be included in whole or in part or composite, for art, advertising, or trade.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


ATTEST:                             ROY F. WESTON, INC.

                                       By:
                                           -------------------------------------
                                                   Chief Executive Officer




------------------------------              ------------------------------------
Witness                                     Wayne F. Hosking

                                   EXHIBIT "A"


                                  CROSS RELEASE

        Roy F. Weston, Inc. ("Weston") and Wayne F. Hosking ("Employee") entered into an Amended Employment Agreement as of Date, Year (the "Employment Agreement"). To satisfy the requirement of Section 4.3(d) of the Employment Agreement, Employee and Weston hereby grant the other the Releases set forth below:

                            -------------------------

        1. Release by Weston. Weston, on behalf of itself and its subsidiaries, irrevocably and unconditionally releases and forever discharges Employee, his heirs, administrators and legal representatives from any and all manner of actions, causes, matters, suits, debts, dues, accounts, bonds, covenants, agreements, judgments, claims, controversies, guarantees, warranties, damages, liabilities, or demands of any nature whatsoever in law or equity, whether or not known to it, which it has ever had, now has, or hereafter can, shall or may have, for, upon, or by reason of any matter, action, omission to act, transaction, practice, conduct, thing or cause of any kind whatsoever from the beginning of the world to the date it executes this Release. Such remise, release and discharge of Employee includes, without limitation, any and all claims under any and all federal or state statutes or the common law and extends without limitation to any and all acts, practices or conduct by Employee whether or not it has knowledge of such acts, omissions, practices, conduct or the effects thereof, or if any such effects exist or may in the future exist as a result of any acts, omissions, practices, or conduct that occurred prior to the date it executes this Release.

        2. Limitation on Weston's Release. Notwithstanding the foregoing, this Release shall not prevent Weston from enforcing its rights under the Employment Agreement.

        3. Release by Employee. Employee, for himself, his heirs, and personal and legal representatives, except as provided in Section 4 hereof, does hereby irrevocably and unconditionally release, remise and forever discharge Weston, its subsidiaries, affiliates, divisions, officers, directors and employees (the "Releasees"), and each of them, however denominated, past, present and future, and their predecessors, successors and assigns, of and from any and all manner of actions, causes, matters, suits, dues, bonds, judgments, debts, accounts, covenants, agreements, claims, controversies, guarantees, warranties, damages, liabilities, or demands of any nature whatsoever in law or equity, whether or not now known to him which he ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, action, omission to act, transaction, practice, conduct, cause or thing of any kind whatsoever from the beginning of the world to the date hereof. Such release, remise and discharge of the Releasees includes without limitation any and all claims under any and all federal and state statutes or common law and extends without limitation, to any and all acts, practices or conduct by the Releasees, or the effects thereof, whether or not Employee now has knowledge of such acts, omissions, practices, conduct or the effects thereof, if any such effects exist or may in the future exist as a result of any act, omission, practice or conduct that occurred prior to the date hereof. Except as provided in Section 4, this release shall specifically include, but not be limited to, the following:

                (a) any and all claims and matters of any kind which arise or might arise, or which otherwise relate to Employee's employment with Weston or Employee's termination of employment pursuant to the Employment Agreement;

                (b) any and all claims for wages and benefits (including without limitation salary, stock, stock options, commissions, bonuses, severance pay, health and welfare benefits, vacation pay and any other fringe-type benefit);

                (c) any and all claims for wrongful discharge, breach of contract (whether written or oral, express or implied), and implied covenants of good faith and fair dealing;

                (d) any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. section 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. section 1981, the Age Discrimination in Employment Act, 29 U.S.C. section 621 et seq., the Older Workers Benefit Protection Act, the Rehabilitation Act of 1972, 29 U.S.C. section 701 et seq., the Americans with Disabilities Act, 42 U.S.C. section 1201 et seq., and the Pennsylvania Human Relations Act, 43 P.S. section 951 et seq.;

                (e) any and all claims under any federal or state statute relating to employee benefits;

                (f) any and all claims in tort, including but not limited to any claims for fraud, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional infliction of emotional distress and/or negligence;

                (g) any and all claims for additional commissions, compensation or damages of any kind; and

                (h) any and all claims for attorneys' fees and costs.

        4. Limitation on Employee's Release. This Release (a) shall not prevent Employee from enforcing his rights to receive severance payments and severance benefits under Section 4 of the Employment Agreement in accordance with the terms thereof, (b) shall have no applicability to Weston's obligations to provide severance payments and severance benefits Section 4 of the Employment Agreement, and (c) shall not release Weston from (i) any obligation it might otherwise have to indemnify Employee and hold him harmless from any claims made against him arising out of his activities as an officer or director of Weston or its affiliates, to the same extent as Weston is or may be obligated to indemnify and hold harmless any other officer or director, and (ii) any vested retirement benefit which by its express terms survives termination of Employee's employment.

        5. Review and Revocation. Employee acknowledges that he has had the opportunity to review this Release and to consider its terms with his attorneys and advisors. Employee has forty-five (45) days from the date of distribution of this Release to him to review it and seven (7) days after the execution date of this Release to revoke it. This Release shall not be effective unless and until Employee executes it and the seven-day period has expired.

                                            UNDERSTOOD AND AGREED:



------------------------------              ------------------------------------
Witness                                     Wayne F. Hosking

Attest:                                     ROY F. WESTON, INC.


By:                                         By:
    --------------------------------            --------------------------------
        Secretary

(Corporate Seal)

STATE OF                            :
         ---------------------------
                                    :  SS:
COUNTY OF                           :
          --------------------------

        Before me, __________________, on this day personally appeared _______________, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed such instrument for the purposes and consideration therein expressed.

        Given under my hand and seal of office this ____ day of _________, ____.



                                            -------------------------------
                                            NOTARY PUBLIC in and for


                                            -------------------------------

                              EMPLOYMENT AGREEMENT

       This EMPLOYMENT AGREEMENT is dated as of __________________ , 2000 (the "Effective Date") between Roy F. Weston, Inc., a Pennsylvania corporation ("Company"), and Thomas M Swoyer, Jr. ("Swoyer")

       WHEREAS, Swoyer is presently employed by Company as Branch Office Manager I - San Antonio ; and

       WHEREAS, the parties desire to set forth in this Agreement the terms and conditions of Swoyer's employment by the Company as Branch Office Manager I - San Antonio ;

       THEREFORE, in consideration of the mutual obligations contained in this Agreement and the mutual benefits to be derived from those obligations, and intending to be legally bound by this Agreement, Swoyer and the Company agree as follows:

SECTION 1. CAPACITY AND DUTIES

       1.1. EMPLOYMENT; ACCEPTANCE OF EMPLOYMENT. Company hereby employs Swoyer and Swoyer hereby accepts employment by the Company, as Branch Office Manager I
- San Antonio upon the terms and conditions set forth below in this Agreement.

       1.2. CAPACITY AND DUTIES.

              (a) Swoyer shall be employed by Company as its Branch Office Manager I - San Antonio, subject to the supervision of the Chief Operating Officer (the "COO") or the designee(s) of the COO, and shall perform such duties and shall have such authority as may from time to time be specified by the COO or the designees(s) of the COO. Swoyer shall report directly to the Company's COO or the designees(s) of the COO and shall perform his duties for Company principally from Company's office located in San Antonio, Texas, except for periodic travel that may be necessary or appropriate in connection with the performance of Swoyer's duties under this Agreement.

              (b) Swoyer shall be a full-time employee of the Company and shall devote his best efforts to the performance of his duties under this Agreement in a manner which will faithfully and diligently further the business and interests of the Company and its affiliates (as defined below), and shall not be employed by or participate or engage in or be a part of the management or operation of any business enterprise other than the Company and its affiliates, which materially conflicts with the performance of his duties to Company. For purposes of this Agreement, "affiliate" means any entity in which at least 50% of the voting power is controlled by the Company. Nothing in this paragraph shall preclude Swoyer from serving as the Company's appointed member of the board of directors of companies in which the Company has an interest.

SECTION 2. TERM OF EMPLOYMENT

       2.1. TERM. Swoyer's employment under this Agreement shall continue at will until terminated in accordance with the provisions of this Agreement.

SECTION 3. COMPENSATION

       3.1. BASIC COMPENSATION. As compensation for Swoyer's services under this Agreement, Company shall pay to Swoyer a cash salary at the annual rate of $88,000 (the "Base Salary"), payable by Company check in periodic installments in accordance with the Company's regular payroll practices in effect from time to time. The Base Salary shall be reviewed from time to in accordance with standard Company practices.

       3.2. INCENTIVE COMPENSATION.

              (a) ANNUAL INCENTIVE PAY/BONUS. In addition to the Base Salary provided for in Section 3.1, Swoyer will participate in the Company's Pay for Performance Incentive Compensation Program ("PFP") with a PFP guideline incentive that would provide quarterly incentive payments to Swoyer, if the Company and Swoyer meet their PFP performance targets in accordance with the terms of the PFP Program, that, on an annual basis, total a percentage of Swoyer's Base Salary at least equal to the Base Salary percentage applicable to Swoyer under his PFP guideline incentive existing as of the Effective Date,.. Swoyer understands that the Company's PFP program may be reviewed and revised and Swoyer shall only be entitled to participate in the current PFP program if, and to the extent that, the program is maintained by the Company for its management personnel generally. While the PFP program is maintained by the Company, Swoyer's performance rating under that program shall be determined by the COO or the designee(s) of the COO. If the PFP program is not maintained by the Company, Swoyer will be entitled to participate in any revised incentive program for persons of comparable rank and responsibility as Swoyer, under the terms of that revised program.

              (b) RETENTION BONUS. Company will pay Swoyer a $75,000 retention bonus. This retention bonus will be paid, by Company check, to Swoyer in three annual cash installments of $25,000 each, on the Effective Date, and on each of the two succeeding anniversaries of the Effective Date. In the event any installment payment under this Section 3.2(b) is past due, Company shall promptly pay such past due amount to Swoyer plus interest thereon from the due date of such late installment payment to the date of payment of such installment payment, calculated at an annual rate of 6%.

       3.3. BENEFITS. In addition to the compensation provided for in Section
3.1 hereof, Swoyer shall be entitled during the term of his employment under this Agreement to participate in all benefit plans maintained by the Company and available to Company employees of comparable rank and responsibility as Swoyer; provided, however, that, if Swoyer receives any severance benefits under Section 4 below, Swoyer shall not be eligible for any severance or termination benefits under any Company plans, policies or procedures providing for such benefits, including but not limited to the Roy F. Weston, Inc. Employee Severance Plan and any predecessor or successor severance plan.

       3.4. VACATION. Swoyer shall be entitled to paid vacation in accordance with the Company's vacation policy for employees of comparable rank and years of service.

       3.5. EXPENSE REIMBURSEMENT. Company shall reimburse Swoyer for all reasonable expenses incurred by him in connection with the performance of his duties under this Agreement, in accordance with Company's regular reimbursement policies and upon receipt of itemized vouchers for such expenses and such other supporting information as Company may reasonably require.

       3.6. AUTOMOBILE. During his employment by Company, Company shall pay Swoyer an automobile allowance and shall also reimburse Swoyer for his gasoline and insurance costs for his automobile, all in accordance with the Company's automobile allowance policies, which are subject to change from time to time. Swoyer shall, in accordance with the Company's policies, notify Company as to the business and personal use of his automobile, so that Company may withhold taxes, as appropriate in connection with the automobile allowance and reimbursements.

SECTION 4. TERMINATION OF EMPLOYMENT

       4.1. DEFINITIONS.

              (a) FOR CAUSE. As used in this Agreement "For Cause" shall mean that Swoyer committed or engaged in an intentional act of (i) fraud, embezzlement, dishonesty or theft in connection with his duties under this Agreement or in the course of his employment with Company, (ii) wrongful damage to Company's property, (iii) wrongful disclosure of Company's secret processes or confidential information, (iv) a material breach of Swoyer's obligations under this Agreement, that materially impairs Swoyer's performance of his obligations under this Agreement, (v) criminal misconduct, including illegal drug use, that materially impairs Swoyer's performance of his obligations under this Agreement, (vi) a material breach of the Company's written rules or policies that materially impairs Swoyer's performance of his obligations under this Agreement, or (vii) any kind, whether or not specifically referenced in the foregoing clauses (i)-(vi), which is materially harmful to Company. No act, or failure to act, shall be deemed "intentional" if it was due primarily to an error in judgment or to negligence, but shall be deemed "intentional" only if done, or omitted to be done, by Swoyer not in good faith and without reasonable belief that his act or omission was in Company's best interest.

              (b) GOOD REASON RESIGNATION. As used in this Agreement, Swoyer shall be deemed to have resigned his employment by Company for "Good Reason" if Swoyer elects in good faith, to discontinue his employment with Company because
(A) his responsibilities, duties or authority have changed materially from their level on the effective date of this Agreement, which change substantially reduces the rank or level, responsibility or scope of Swoyer's position with Company (or its successor in the case of a merger, consolidation, acquisition or transfer of substantially all of its business assets) below that which he has on the effective date of this Agreement as Company's Branch Office Manager I - San Antonio or (B) his salary (as adjusted from the effective date of this Agreement) has been decreased; or (C) the Company has changed the principal location for the performance of Swoyer's duties to a place that is more than 25 miles from the current location of the Company's San Antonio Office.

If Swoyer elects to end his employment by Company for a reason which Swoyer believes is a Good Reason as defined by this Section 4.1(b), he shall provide the Company with written notice of such resignation and shall state in that notice the specific matter or matters which he asserts constitute the Good Reason for his resignation. Notwithstanding anything else in this Agreement, Swoyer shall not be deemed to have resigned his employment by Company for "Good Reason" unless he delivers such written notice to Company within sixty (60) days from the date on which he first learns of the specific matter or matters which he asserts constitute Good Reason for his resignation.

              (c) DISABILITY. As used in this Agreement, "Disability" or "Disabled" shall mean a physical or mental disability which is either (i) a total and permanent disability as defined in the principal disability benefit plan offered by the Company to its employees of comparable rank and responsibility as Swoyer and in effect at the time Swoyer becomes disabled (whether or not Swoyer has elected to purchase such disability insurance), or
(ii) determined to be a total and permanent disability by a physician who is selected by the Company and is acceptable to Swoyer or his legal representative (which acceptance shall not be unreasonably withheld).

              (d) Anniversary Date. As used in this Agreement, "First Anniversary Date" shall mean the date that is one year after the Effective Date; and "Third Anniversary Date" shall mean the date that is three years after the Effective Date.

       4.2. TIME AND MANNER OF TERMINATION OR RESIGNATION. Swoyer's employment by Company shall be at will. Swoyer's employment shall cease immediately upon Swoyer's death or Disability, or upon written notice to Swoyer that the Company is terminating Swoyer's employment For Cause. Otherwise, Swoyer's employment shall cease on the date selected by the party initiating termination or resignation, which date shall be specified in a written notice to the other party, and which (i) in the event of termination of Swoyer by the Company for any reason other than For Cause, shall be thirty (30) days after delivery of such notice, and (ii) in the event of resignation by Swoyer, shall be thirty
(30) days after delivery of such notice unless a longer or shorter period is approved in writing by both the Company and Swoyer. The date on which Swoyer's employment by Company ceases is referred to in this Agreement as the "Employment Ending Date".

As of the Employment Ending Date, if Swoyer is a member of the Company's Board or of the Board of Directors of any affiliate, or if Swoyer is an officer of Company or of any affiliate, he shall provide the Company with his written resignation from each such Board and from each such position as an officer.

       4.3. BENEFITS PAYABLE.

              (a) SEVERANCE AMOUNT. If, on or before the First Anniversary Date, either (1) Company terminates Swoyer's employment for any reason other than For Cause, death or Disability or (2) Swoyer resigns his employment by Company for Good Reason, Swoyer shall be paid his monthly salary on the Employment Ending Date for the period from the Employment Ending Date until the Third Anniversary Date. If, at any time after the First Anniversary Date but on or before the Third Anniversary Date, either (1) Company terminates Swoyer's employment for any reason other than For Cause, death or Disability or (2) Swoyer resigns his employment by Company for Good Reason, Swoyer shall be paid his monthly salary on the Employment Ending Date for 24 months. . For purposes of this Section 4.3(a), Swoyer's "monthly salary" shall be one-twelfth of the sum of (A) Swoyer's highest annual base salary rate during his employment by the Company, plus (B) all other amounts, including incentive payments (but not including any retention bonus payments made to Swoyer under Section 3.2(b) above), that would be deemed compensation for purposes of IRS form W-2 and that were paid to Swoyer during the twelve full calendar months preceding the calendar month in which the Employment Ending Date occurs. The Company shall make any payments due to Swoyer under this Section 4.3(a), beginning with the first calendar month after the Employment Ending Date, in accordance with the Company's regular salary payment policies for employees. The time period during which the severance amount under this Section 4.3(a) is payable to Swoyer is referred to below as the "Severance Period".

              (b) ADDITIONAL SEVERANCE BENEFITS. If severance payments are payable to Swoyer under Section 4.3(a) above, the following additional severance benefits shall be provided to Swoyer by Company:

                     (i) Company shall pay Swoyer the amount earned under its PFP program (or any applicable replacement incentive program in effect at the time of the Employment Ending Date) for the portion of the calendar quarter to and including the Employment Ending Date. Company shall make such payment on or about the date Company makes such payments to other participating employees;

                     (ii) Company shall pay Swoyer on the Employment Ending Date any balance of the retention bonus described in paragraph 3.2(b) above that has not been paid as of the Employment Ending Date;

                     (iii) Company shall provide medical, dental and prescription plan benefits for Swoyer, on the same cost-sharing and other basis as is then in effect for active employees, during the Severance Period or until Swoyer elects that such coverages sooner cease.

After such coverages cease in accordance with the previous sentence, Swoyer may elect continuation coverage completely at his own expense as provided by law;

                     (iv) Company shall provide Swoyer with outplacement services of the type typically provided by the Company at Company's expense on the Employment Ending Date;

                     (v) Company shall pay Swoyer his automobile allowance and reimbursement, at the level in effect on the Employment Ending Date, for 12 months immediately following the Employment Ending Date; and

                     (vi) If, within the Severance Period, Swoyer relocates to a location that is more than 100 miles from his principal residence on the Employment Ending Date, Company shall pay Swoyer an amount equal to the aggregate costs reasonably incurred by Swoyer in connection with Swoyer's relocation (including all moving and transportation costs associated with such relocation and the closing costs incurred by Swoyer in connection with both the sale of Swoyer's principal residence in San Antonio, Texas, on the Employment Ending Date and the purchase of Swoyer's subsequent principal residence to which he relocates); provided, however, that in no event shall the amount paid to Swoyer under this Section 4.3(b)(vi) exceed $25,000.

              (c) WHEN BENEFITS/PAYMENTS NOT PAYABLE. With the exception of the retention bonus described in Section 4.3(b)(ii) above, none of the severance benefits or payments otherwise described in this Section 4.3 shall be payable to Swoyer if (i) Swoyer's employment with Company is terminated For Cause or as a result of Swoyer's death or Disability or (ii) Swoyer voluntarily ends his employment with Company other than by resigning for Good Reason. The compensation and benefits which the Company is required to pay Swoyer pursuant to this Section 4.3 are the only payments, compensation or benefits to which the Swoyer is entitled upon a termination or resignation of employment.

              (d) RELEASE. As a condition to receipt of the severance benefits described in Sections 4.3(b) (i) (iii) and (iv) above, Swoyer shall deliver an effective, executed release to Company in the form attached to this Agreement as Exhibit "A" on or before the Employment Ending Date.

              (e) COOPERATION. As a condition to receipt of the severance benefits described in Sections 4.3(b)(i) (iii) and (iv) above, Swoyer shall provide Company with such information pertaining to his employment with Company as he may have and shall assist Company to transfer his duties to such successor or successors as Company may designate. Company shall reimburse Swoyer for all reasonable out of pocket expenses he incurs in fulfilling his obligation under the preceding sentence.

              (f) ACCELERATION ELECTION. Company may, at its sole option and in its sole discretion, at any time or from time to time, accelerate the time and manner of making any one or more payments required under this Section 4.3. The benefits provided to Swoyer under this Section 4.3 shall be fully "grossed up" to take into account any additional federal, state and local income tax and any applicable federal and state payroll taxes that Swoyer will be required to pay as a result of the payment of such benefits being accelerated. The amount of the "gross-up" payments shall be determined based on the highest marginal income tax rates applicable to Swoyer during the year in question (including the effects of any sur-tax). The "gross-up" calculation shall be made in a manner that results in Swoyer receiving, after all applicable income and payroll taxes have been paid, the gross amount of the benefit in question less any taxes Swoyer would have paid absent the acceleration.

              (g) TAXES. Company shall withhold from payments to Swoyer and remit to the appropriate government agencies such payroll taxes and income withholding as Company determines is or may be necessary under applicable law with respect to amounts paid to Swoyer under this Section 4.3.

              (h) ESTATE TO RECEIVE SEVERANCE BENEFITS/PAYMENTS. In the event that Swoyer becomes entitled to receive any severance benefits or payments under Sections 4.3(a) or (b) above, and Swoyer dies before all such benefits or payments are made by Company, the unpaid balance of such benefits or payments shall be paid to Swoyer's estate.

SECTION 5. RESTRICTIVE COVENANTS

       5.1. CONFIDENTIALITY. Swoyer acknowledges a duty of confidentiality owed to Company and shall not, at any time during or after his employment by Company, retain in writing, use, divulge, furnish, or make accessible to anyone, without the express authorization of the Company's Chief Operating Officer, any trade secret, private or confidential information or knowledge of Company or any of its affiliates obtained or acquired by him while so employed. All computer software, address books, rolodexes, business cards, telephone lists, customer lists, price lists, contract forms, catalogs, books, records, and files and know-how acquired while an employee of Company, are acknowledged to be the property of Company and shall not be duplicated, removed from Company's possession or made use of other than in pursuit of Company's business. Upon the Employment Ending Date, Swoyer shall deliver to Company, without further demand, all copies thereof which are then in his possession or under his control.

       5.2. INVENTIONS AND IMPROVEMENTS. During the term of his employment, Swoyer shall promptly communicate to Company all ideas, discoveries and inventions which are or may be useful to Company or its business. Swoyer acknowledges that all ideas, discoveries, inventions, and improvements which are made, conceived, or reduced to practice by him and every item of knowledge relating to Company's business interests (including potential business interests) gained by him during his employment hereunder are the property of Company, and Swoyer hereby irrevocably assigns all such ideas, discoveries, inventions, improvements, and knowledge to Company for its sole use and benefit, without additional compensation. The provisions of this Section shall apply whether such ideas, discoveries, inventions, improvements or knowledge are conceived, made or gained by him alone or with others; whether during or after usual working hours, whether on or off the job, whether applicable to matters directly or indirectly related to Company's business interests (including potential business interests), and whether or not within the specific realm of his duties. Swoyer shall, upon request of Company, but at no expense to Swoyer, at any time during or after his employment with Company, sign all instruments and documents requested by Company and otherwise cooperate with Company to protect its right to such ideas, discoveries, inventions, improvements, and knowledge, including applying for, obtaining, and enforcing patents and copyrights thereon in any and all countries.

       5.3. NONCOMPETITION; NONSOLICITATION. If, within three years after the Effective Date, Swoyer's employment by Company is terminated for any reason, whether by Swoyer or by Company, Swoyer shall not, without Company's prior written approval, either directly or indirectly, for his own account or for the account of another person or entity, during the six months after the Employment Ending Date:

              (a) acquire or hold more than a 5% ownership interest in any of Company's or an affiliate's competitors in the hazardous waste cleanup business;

              (b) compete with Company or any affiliate in the hazardous waste cleanup business by soliciting any business from any person or entity that was at any time during the six months immediately preceding the Employment Ending Date a client or potential client of Company or any affiliate in the area of hazardous waste cleanup, as to which client or potential client Company or an affiliate had rendered a significant volume of service or had a significant amount of direct business contact for the purpose of soliciting future business; or

              (c) render services within the continental United States, directly or indirectly, to any of Company's or an affiliate's competitors in the hazardous waste cleanup business, if such services are similar in nature (in whole or in part) to services Swoyer rendered to Company or any affiliate at any time during the six months immediately preceding the Employment Ending Date.

              (d) solicit or otherwise induce any employee of Company or an affiliate to leave the employment of Company or the affiliate, or induce any such employee to become an employee of, or otherwise become associated with, any company or business other than Company or the affiliate. This paragraph shall apply to inducement, hiring or solicitation of any employee of Company or an affiliate, regardless of position.

Upon the breach by Swoyer of his obligations under this Section 5.3, in addition to Company's right to seek injunctive relief as set forth in Section 5.4 of this Agreement, Company's obligation to make severance payments or provide severance benefits to Swoyer under Section 4 of this Agreement shall terminate immediately and Swoyer shall, within 10 days after written demand by Company, repay to Company all severance payments previously made to Swoyer as well as an amount equal to the cost of severance benefits previously provided to Swoyer.

       5.4. INJUNCTIVE AND OTHER RELIEF.

              (a) Swoyer acknowledges and agrees that his obligations contained in this Section 5 (including but not limited to the geographic scope and time period of the limitations on competition in Section 5.3) are fair and reasonable in light of the consideration paid under this Agreement, and are reasonably necessary to protect the Company; and that damages alone shall not be an adequate remedy for any breach by Swoyer of those obligations. Accordingly, Swoyer expressly agrees that, in addition to any other remedies that Company may have, Company shall be entitled to seek injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any of those obligations by Swoyer. Nothing contained in this Agreement shall prevent or delay Company from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Swoyer of any of his obligations under this Agreement.

              (b) Notwithstanding the equitable relief available to Company, Swoyer, in the event of a breach of his obligations contained in Section 5 of this Agreement, understands and agrees that the uncertainties and delay inherent in the legal process would result in a continuing breach for some period of time, and therefore, continuing injury to Company until and unless Company can obtain appropriate equitable relief. Therefore, in addition to such equitable relief, Company shall be entitled to seek monetary damages for any such period of breach until the termination of such breach, in an amount deemed reasonable to cover all actual and consequential losses, plus all moneys received by Swoyer as a result of said breach, and all costs and reasonable attorneys' fees incurred by Company in enforcing this Agreement. If Swoyer should use or reveal to any other person or entity any confidential information in violation of this Agreement, this will be considered a continuing violation on a daily basis for so long a period of time as such confidential information is made use of by Swoyer or any such other person or entity.

SECTION 6. MISCELLANEOUS

       6.1. PRIOR EMPLOYMENT. Swoyer represents and warrants that he is not a party to any other employment, non-competition or other agreement or restriction which could interfere with his employment with Company or with his or Company's rights and obligations under this Agreement, and the Company represents and warrants that it has no knowledge of any such agreement to which Swoyer is a party. Swoyer further represents and warrants that his acceptance of employment with Company and the performance of his duties under this Agreement will not breach the provisions of any contract, agreement, or understanding to which he is party or any duty owed by him to any other person.

       6.2. SEVERABILITY. The invalidity or unenforceability of any particular provision or part of any provision of this Agreement shall not affect the other provisions or parts of this Agreement, except that in the event that (a) Swoyer seeks to have the Release described in Section 4.3(d) above held invalid or unenforceable and (b) that Release is held invalid or unenforceable and (c) Swoyer is permitted to maintain against Company any claim that was purported to be released under that Release, then Company's obligation to provide severance payments and benefits under Section 4.3 of this Agreement (except for benefits payable under Section 4.3(b)(ii) above) shall be deemed null and void and Swoyer shall repay to Company any of those severance payments and benefits (except for any benefits paid to Swoyer under Section

4.3(b)(ii)) already paid by Company. In the event that any provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction, Swoyer and Company shall negotiate in good faith to provide Company and Swoyer with protection as nearly equivalent to that found to be invalid or unenforceable and if any such provision shall be so determined to be invalid or unenforceable by reason of the duration or geographical scope of the covenants contained therein, such duration or geographical scope, or both, shall be considered to be reduced to a duration or geographical scope to the extent necessary to cure such invalidity.

       6.3. ASSIGNMENT. This Agreement shall not be assignable by Swoyer, and shall be assignable by Company only to any person or entity which may become a successor in interest (by purchase of assets or stock, or by merger, or otherwise) to Company in the business or a portion of the business presently operated by it. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto and each of their respective permitted successors, assigns, heirs, executors and administrators.

       6.4. NOTICES. All notices hereunder shall be in writing and shall be sufficiently given if hand-delivered, sent by documented overnight delivery service, or by registered or certified mail, postage prepaid, return receipt requested, (confirmed by U.S. mail), addressed as set forth below or to such other person and/or at such other address as may be furnished in writing by any party hereto to the other. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefore, in all other cases. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

            If to Company:

                        1400 Weston Way
                        West Chester, PA 19380
                        Attention:  Chief Executive Officer

            With a copy to:

                        F. Douglas Raymond, Esq.
                        Drinker Biddle & Reath LLP
                        One Logan Square
                        18th and Cherry Streets
                        Philadelphia, PA 19103

            If to Swoyer:

                        ---------------

                        ---------------

                        ---------------

       6.5. ENTIRE AGREEMENT AND MODIFICATION. This Agreement constitutes the entire agreement between the Company and the Swoyer with respect to the matters contemplated herein and, unless otherwise stated in this Agreement, supersedes all prior agreements and understandings with respect thereto. Any amendment, modification, or waiver of this Agreement shall not be effective unless in writing and signed by the party against whom enforcement is sought. The failure by any party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall a party's waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

       6.6. GOVERNING LAW. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the internal laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), without giving effect to otherwise applicable principles of conflicts of law.

       6.7. HEADINGS; COUNTERPARTS. The headings of paragraphs in this Agreement are for convenience only and shall not affect its interpretation. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall be deemed to constitute but one and the same Agreement.

       6.8. FURTHER ASSURANCES. Each of the parties hereto shall execute such further instruments and take such other actions as any other party shall reasonably request in order to effectuate the purposes of this Agreement.

       6.9. NON-ALIENATION. None of the rights or payments contemplated under this Agreement may be sold, given away, assigned, transferred, pledged, mortgaged, alienated, hypothecated or in any way encumbered or disposed of by Swoyer, or any executor, administrator, heir, legatee, distributee, relative or any other person or entity, whether or not in being, claiming under Swoyer by virtue of this Agreement, and none of the rights or benefits contemplated by this Agreement shall be subject to execution, attachment or similar process. Any sale, gift, assignment, transfer, pledge, mortgage, alienation, hypothecation or encumbrance, or other disposition of this Agreement or of such rights or benefits contrary to the foregoing provisions, or the levy or any attachment or similar process thereon, shall be null and void and without effect.

       6.10. CONSULTATION WITH COUNSEL. Swoyer acknowledges that he has had the opportunity to consult separately with counsel of his choice concerning this Agreement and the meaning of the terms of this Agreement; that he has been advised by Company to do so; and that he has entered into this Agreement knowingly and of his own free will and volition.

       6.11. RIGHT TO USE LIKENESS. Swoyer hereby grants to Company the absolute right and permission to copyright and use, re-use and/or publish for lawful business purposes, any photographic portraits or pictures of Swoyer (and printed matter in conjunction therewith) in which Swoyer may be included in whole or in part or composite, for art, advertising, or trade.

       IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


ATTEST:                                 ROY F. WESTON, INC.


                                        By:
                                             -----------------------------------
                                             Chief Executive Officer






-------------------------------         ----------------------------------------
Witness                                 Thomas M. Swoyer, Jr.

                                   EXHIBIT "A"


                                  CROSS RELEASE

       Roy F. Weston, Inc. ("Weston") and Thomas M. Swoyer, Jr. ("Employee") entered into an Amended Employment Agreement as of Date, Year (the "Employment Agreement"). To satisfy the requirement of Section 4.3(d) of the Employment Agreement, Employee and Weston hereby grant the other the Releases set forth below:

                        ---------------------------------

       1. Release by Weston. Weston, on behalf of itself and its subsidiaries, irrevocably and unconditionally releases and forever discharges Employee, his heirs, administrators and legal representatives from any and all manner of actions, causes, matters, suits, debts, dues, accounts, bonds, covenants, agreements, judgments, claims, controversies, guarantees, warranties, damages, liabilities, or demands of any nature whatsoever in law or equity, whether or not known to it, which it has ever had, now has, or hereafter can, shall or may have, for, upon, or by reason of any matter, action, omission to act, transaction, practice, conduct, thing or cause of any kind whatsoever from the beginning of the world to the date it executes this Release. Such remise, release and discharge of Employee includes, without limitation, any and all claims under any and all federal or state statutes or the common law and extends without limitation to any and all acts, practices or conduct by Employee whether or not it has knowledge of such acts, omissions, practices, conduct or the effects thereof, or if any such effects exist or may in the future exist as a result of any acts, omissions, practices, or conduct that occurred prior to the date it executes this Release.

       2. Limitation on Weston's Release. Notwithstanding the foregoing, this Release shall not prevent Weston from enforcing its rights under the Employment Agreement.

       3. Release by Employee. Employee, for himself, his heirs, and personal and legal representatives, except as provided in Section 4 hereof, does hereby irrevocably and unconditionally release, remise and forever discharge Weston, its subsidiaries, affiliates, divisions, officers, directors and employees (the "Releasees"), and each of them, however denominated, past, present and future, and their predecessors, successors and assigns, of and from any and all manner of actions, causes, matters, suits, dues, bonds, judgments, debts, accounts, covenants, agreements, claims, controversies, guarantees, warranties, damages, liabilities, or demands of any nature whatsoever in law or equity, whether or not now known to him which he ever had, now has or hereafter can, shall or may have, for, upon, or by reason of any matter, action, omission to act, transaction, practice, conduct, cause or thing of any kind whatsoever from the beginning of the world to the date hereof. Such release, remise and discharge of the Releasees includes without limitation any and all claims under any and all federal and state statutes or common law and extends without limitation, to any and all acts, practices or conduct by the Releasees, or the effects thereof, whether or not Employee now has knowledge of such acts, omissions, practices, conduct or the effects thereof, if any such effects exist or may in the future exist as a result of any act, omission, practice or conduct that occurred prior to the date hereof. Except as provided in Section 4, this release shall specifically include, but not be limited to, the following:

              (a) any and all claims and matters of any kind which arise or might arise, or which otherwise relate to Employee's employment with Weston or Employee's termination of employment pursuant to the Employment Agreement;

              (b) any and all claims for wages and benefits (including without limitation salary, stock, stock options, commissions, bonuses, severance pay, health and welfare benefits, vacation pay and any other fringe-type benefit);

              (c) any and all claims for wrongful discharge, breach of contract (whether written or oral, express or implied), and implied covenants of good faith and fair dealing;

              (d) any and all claims for alleged employment discrimination on the basis of age, race, color, religion, sex, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or executive order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. Section 1981, the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., the Older Workers Benefit Protection Act, the Rehabilitation Act of 1972, 29 U.S.C. Section 701 et seq., the Americans with Disabilities Act, 42 U.S.C. Section 1201 et seq., and the Pennsylvania Human Relations Act, 43 P.S. Section 951 et seq.;

              (e) any and all claims under any federal or state statute relating to employee benefits;

              (f) any and all claims in tort, including but not limited to any claims for fraud, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional infliction of emotional distress and/or negligence;

              (g) any and all claims for additional commissions, compensation or damages of any kind; and

              (h) any and all claims for attorneys' fees and costs.

       4. Limitation on Employee's Release. This Release (a) shall not prevent Employee from enforcing his rights to receive severance payments and severance benefits under Section 4 of the Employment Agreement in accordance with the terms thereof, (b) shall have no applicability to Weston's obligations to provide severance payments and severance benefits Section 4 of the Employment Agreement, and (c) shall not release Weston from (i) any obligation it might otherwise have to indemnify Employee and hold him harmless from any claims made against him arising out of his activities as an officer or director of Weston or its affiliates, to the same extent as Weston is or may be obligated to indemnify and hold harmless any other officer or director, and (ii) any vested retirement benefit which by its express terms survives termination of Employee's employment.

       5. Review and Revocation. Employee acknowledges that he has had the opportunity to review this Release and to consider its terms with his attorneys and advisors. Employee has forty-five (45) days from the date of distribution of this Release to him to review it and seven (7) days after the execution date of this Release to revoke it. This Release shall not be effective unless and until Employee executes it and the seven-day period has expired.

                                        UNDERSTOOD AND AGREED:


---------------------------------       ----------------------------------------
Witness                                 Thomas M. Swoyer, Jr.

Attest:                                 ROY F. WESTON, INC.


By:                                     By:
   ------------------------------          -------------------------------------
      Secretary

(Corporate Seal)

STATE OF __________________ :
                            : SS:
COUNTY OF _________________ :

       Before me, __________________, on this day personally appeared _______________, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed such instrument for the purposes and consideration therein expressed.

       Given under my hand and seal of office this _______ day of ______________, ______.


                                        ----------------------------------------
                                        NOTARY PUBLIC in and for

                                        ----------------------------------------

Personal And Confidential

Dear Missey

You have asked that I confirm our intention to as to your employment and severance arrangements in the event that the Company were to be sold or merged as a result of the current evaluation of strategic alternatives. This letter will confirm that, if Weston were sold or merged as part of the ongoing evaluation of strategic alternatives (the "transaction"), and if within three years after the closing of the transaction, Weston terminated your employment, you would receive (as severance) salary and benefit continuation for two years after the date your employment is terminated. (No such severance would be payable if you were terminated for engaging in intentionally wrongful misconduct such as acts of dishonesty, embezzlement, etc., or if you voluntarily resigned your employment).

In addition, if at any time during such three year period you were to elect in good faith to discontinue your employment with the Company because (i) your responsibilities, duties or authority had been changed materially from their level on the date of this letter, which change were to substantially reduce the level of responsibility or scope of your position with the Company (or any successor), (ii) your salary had been decreased or (iii) the Company had changed the principal location for the performance of your duties without your consent to a place more than 25 miles from your current location, you would receive the severance benefit referred to in the preceding paragraph.

Severance payable to you under this letter is in lieu of any severance payment under the Company's general Severance Plan, and is conditioned on your execution of a release of all claims against the Company, in the form customarily used by the Company.

This letter amends your existing Weston Employment Agreement, which, as so amended, remains in effect. As set forth in that agreement, your employment is at will, but, upon consummation of the transaction, you would be entitled to receive severance under the conditions outlined above.

This will also confirm that if a job vacancy occurs at Weston headquarters in West Chester, Pennsylvania, for a job either with your current responsibilities or at a higher level for which you are qualified, you will be given an opportunity to apply for that position. In the event your application is accepted, your relocation expenses will be paid or reimbursed on terms and in an amount no less favorable to you than those available under current Company policies.

Because of your family relationship with several Weston Directors, the terms of this letter will not be effective unless and until they are approved by the Weston Board of Directors. I anticipate presenting this letter to the Company's Audit Committee and Board at their next regular meeting in November 2000.

Missey, let me assure you that you are a valued Weston employee and we look forward to your continued contribution to Weston's success. If the foregoing is satisfactory, would you please sign the enclosed copy of this letter and return it to me.

Very truly yours,

RFW
                                       Agreed:
                                              ----------------------------------
                                              Melissa T. Kalucki
By:
   -------------------------
           WLR, CEO

Dear Tom:

This will confirm that if (a) Weston were to be recapitalized in a change of control transaction and, (b) after the closing of that recapitalization, Weston formed a real estate development subsidiary whose purpose was to develop and own multiple real estate sites for profit (a "real estate capital company") and (c) equity participation in the real estate capital company was sold, in an offering that was not a public offer, to investors other than the principal owners of
Weston:

         (i) you will be provided the opportunity to invest in the real estate capital company on terms and conditions no less favorable than those offered to such other outside equity investors; and

         (ii) if a job opportunity becomes available with the real estate capital company and you are qualified for the job, you will be notified of the opportunity and provided with an opportunity to apply for the position.

As used in this letter, "subsidiary" shall mean an entity in which Weston has a greater than 50% ownership interest.

An entity that is formed to purchase an interest in a single real estate development project or property ("single development entity") shall not be considered to be a "real estate capital company", even if Weston and other equity investors receive a direct or indirect equity interest in that single development entity; provided, however, that if members of Weston management are offered the opportunity to personally invest in such single development entity, you will be provided the opportunity to invest in such single development entity on terms and conditions no less favorable than those offered to such other members of Weston management.

Weston's obligations set forth above will expire three years after the closing of the recapitalization/change of control transaction.


                                                     Very truly yours,

                                                     Roy F. Weston, Inc.


                                                     By:  WL Robertson, CEO